Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-207034, Form S-3 No. 333-183314, and Form S-3 No. 333-187883) of Natural Resource Partners L.P., and the related prospectus of our reports dated March 11, 2016, with respect to the consolidated financial statements of Natural Resource Partners L.P., and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., included in this Annual Report on Form 10-K/A.

/s/    Ernst & Young LLP

Houston, Texas
March 14, 2016